Exhibit 99.1

Battalion Oil Corporation Strengthens Liquidity Position With Strategic Refinancing

HOUSTON, TEXAS – November 29, 2021 – Battalion Oil Corporation (NYSE American: BATL, “Battalion” or the “Company”) today announced it has closed an agreement with a group of lenders for a new first lien delayed draw term loan facility (the “Term Loan”) for up to $235 million bearing interest of LIBOR plus 7.00% on drawn amounts.

Initial borrowings of $200 million will allow Battalion to repay all outstanding loans and obligations under the Company’s previous senior revolving credit facility and add significant cash to the balance sheet after fees and expenses. The Company will have approximately $35 million of additional capacity under the Term Loan which will be available for future development of the Company’s Monument Draw asset.

Richard Little, the Company's CEO, commented, “Coming off a strong quarter, we are pleased to announce a strategic refinancing. This new capital not only allows for a complete repayment of our previous credit facility, but also provides ample liquidity to accelerate the development of our Monument Draw asset. I would like to thank our previous bank group for their support as we transition to this new facility.”

Mr. Little continued, “Since joining Battalion in the summer of 2019, our team has methodically reduced costs, improved flow assurance, and positioned the company to take advantage of the unique strengths our assets have to offer. We have completed a lot of the heavy lifting and have created an asset base that can compete with some of the best wells in the basin. We look forward to returning to growth through the drill bit while locking in strong returns through an aggressive hedge program.”

Macquarie Group served as sole lead arranger for the Term Loan, and is serving as a lender, letter of credit provider, and a hedge counterparty for the Company.

Weil, Gotshal & Manges LLP served as legal advisor to Battalion and Sidley Austin LLP served as legal advisor to the lending group.

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements. Forward-looking statements include, among others, statements about anticipated production, liquidity, capital spending, drilling and completion plans, and forward guidance. Forward-looking statements may often, but not always, be identified by the use of such words such as "expects", "believes", "intends", "anticipates", "plans", "estimates", “projects”, "potential", "possible", or "probable" or statements that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC's website at www.sec.gov or through the Company's website at www.battalionoil.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.

Contact

Chris Lang
Manager, Finance

(832) 538-0551